Exhibit 5

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH

                               WRITERS DIRECT LINE

                                 (414) 967-5639

                                December 15, 1997

   Ladish Co., Inc.
   5481 South Packard Avenue
   Cudahy, Wisconsin  53110

   Ladies and Gentlemen:

             We have acted as counsel for Ladish Co., Inc., a Wisconsin corporation (the "Company"), and certain shareholders of the Company (the "Selling Shareholders") with respect to the preparation of a Registration Statement of Form S-1 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 3,350,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), together with up to 502,500 shares of Common Stock being registered to cover an over-allotment option granted to the underwriters.

             In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the Articles of Incorporation and Bylaws of the Company, as amended to date; (c) resolutions of the Company's Board of Directors relating to the authorization of the issuance of certain of the securities covered by the Registration Statement; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based on the foregoing, we are of the opinion that:


             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The shares of Common Stock covered by the Registration Statement that are to be offered and sold by the Company, when the price thereof has been determined by action of the Company's Board of Directors and when issued and paid for in the manner contemplated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The shares of Common Stock covered by the Registration Statement that are to be offered and sold by the Selling Shareholders are, and when sold in the manner contemplated in the Registration Statement and Prospectus will continue to be, validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owning to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent in required by Section 7 of the Securities Act.

                                                Very truly yours,



                                                FOLEY & LARDNER